As filed with the Securities and Exchange Commission on June 9, 2017

Registration No. 333-217418

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EyeGate Pharmaceuticals, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	2834	98-0443284
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

271 Waverley Oaks Road, Suite 108, Waltham, MA 02452

(781) 788-9043

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Stephen From
President and Chief Executive Officer
EyeGate Pharmaceuticals, Inc.
271 Waverley Oaks Road, Suite 108, Waltham, MA 02452

(781) 788-9043

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen D. Brook, Esq. Robert A. Petitt, Esq. Burns & Levinson LLP 125 Summer Street Boston, MA 02110 (617) 345-3000	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-217418

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company .. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this "Amendment") relates to the Registration Statement on Form S-1 (File No. 333-217418) of EyeGate Pharmaceuticals, Inc. (the “Registrant”), as amended, declared effective on June 8, 2017 by the Securities and Exchange Commission, and the related Registration Statement on Form S-1 (File No. 333-218617) that was filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended to register additional securities. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)    Exhibits.

Exhibit Number	Description of Exhibit
5.1*	Opinion of Burns & Levinson LLP.
23.1*	Consent of Burns & Levinson LLP (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-1, filed with the SEC on April 21, 2017).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 9th day of June, 2017.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Stephen From
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen From	President, Chief Executive Officer and Director	June 9, 2017
Stephen From	(principal executive officer)

/s/ Sarah Romano	Interim Chief Financial Officer	June 9, 2017
Sarah Romano	(principal financial and accounting officer)

*	Director	June 9, 2017
Paul Chaney

*	Director	June 9, 2017
Morton Goldberg

*	Director	June 9, 2017
Praveen Tyle

*	Director	June 9, 2017
Thomas Balland

*	Director	June 9, 2017
Thomas E. Hancock

*	Director	June 9, 2017
Bernard Malfroy-Camine

*By:	/s/ Stephen From
Stephen From
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1*	Opinion of Burns & Levinson LLP.
23.1*	Consent of Burns & Levinson LLP (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-1, filed with the SEC on April 21, 2017).

*Filed herewith.